EXHIBIT 99.1

FOR IMMEDIATE RELEASE – AUGUST 14, 2008

Tracy, California

Service 1st Bancorp Announces Second Quarter Results

Service 1st Bancorp (the “Company”, OTCBB:SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., announced second quarter 2008 financial results. The Company ended June 30, 2008 with total consolidated assets of $237,346,195 as compared to $220,099,256 at June 30, 2007 for an increase of 7.8%. Total assets increased 2.71% from December 31, 2007 to June 30, 2008.

Total deposits for the period ending June 30, 2008 were $208,718,766 versus $191,624,687 for the same period of 2007 for an increase of 8.9%. Total net loans at June 30, 2008 were $126,019,587 representing an increase of 7.1% over $117,644,105 at June 30, 2007. Compared to year-end 2007, total deposits and total net loans increased $6,313,120 or 3.1% and $12,850,423 or 11.36%, respectively.

Total consolidated net income for the six months ended June 30, 2008 was $517,695 for a 74.5% increase compared to $296,634 in the same period of 2007. The net income increase was after an allocation of $703,000 for loan loss reserves in 2008 compared to approximately $50,000 in 2007. The increase in loan loss reserves was primarily as a result of three large loans being placed on nonaccrual during the second quarter of 2008. Per share diluted earnings were $.22 for the first six months ended June 30, 2008, versus $.12 for the first six months of 2007.

“Net income has improved in spite of the economy and the increased levels of nonaccrual loans that necessitated increased reserves for potential loan losses. Additionally, we are expensing costs associated with the previously announced merger transaction with Central California Community Bancorp and have continued to curtail other expenses where possible,” said John O. Brooks, Chief Executive Officer of Service 1st Bancorp and Service 1st Bank.

About Service 1st Bank and Charter Services Group, Inc.:

Service 1st Bank operates three full service branch offices in Lodi, Stockton, and Tracy. Charter Services Group, Inc. operates from an office in Lodi.

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Forward Looking Statements:

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:

John Brooks	Robert Bloch
Chairman and Chief Executive Officer	Chief Financial Officer
Service 1st Bancorp and Service 1st Bank	Service 1st Bancorp and Service 1st Bank
(209) 820-7953	(209) 820-7923
jbrooks@service1stbank.com	rbloch@service1stbank.com

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